Exhibit 10.87

AMENDMENT NO. 2

Dated as of February 25, 2014

to

SECOND AMENDED AND RESTATED SENIOR SECURED NOTE PURCHASE AGREEMENT

Dated as of May 9, 2013

THIS AMENDMENT NO. 2 (“Amendment”) is made as of February 25, 2014 by and among Encore Capital Group, Inc. (the “Company”) and the undersigned holders of Notes (the “Noteholders”). Reference is made to that certain Second Amended and Restated Senior Secured Note Purchase Agreement, dated as of May 9, 2013, between the Company, on the one hand, and the Purchasers named therein, on the other hand (as amended by that certain Amendment No. 1 to Second Amended and Restated Senior Secured Note Purchase Agreement, dated as of May 29, 2013, as the same may be further amended, supplemented or otherwise modified from time to time, the “Note Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Note Agreement.

WHEREAS, the Company has requested that the Noteholders agree to certain amendments with respect to the Note Agreement as provided in this Amendment;

WHEREAS, the Noteholders party hereto have agreed to such amendments on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders party hereto have agreed to enter into this Amendment.

1. Amendments to Note Agreement. Effective as of the Effective Date, the Note Agreement is amended as follows:

(a) Section 5.6 is amended and restated, as follows:

“5.6 Taxes. Except as disclosed on Schedule 5.6, the Company and its Restricted Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Restricted Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (except as permitted by Section 10.6.2). Except as disclosed on Schedule 5.6 and except as otherwise disclosed in writing to the holders of the Notes on or prior to the Amendment No. 2 Effective Date, as of the Amendment No. 2 Effective Date, none of the United States income tax returns of the Company and its Restricted Subsidiaries are being audited by the Internal Revenue

Service. To the knowledge of any of the Company’s officers, no Liens have been filed, and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of any taxes or other governmental charges are adequate.”

(b) Section 7.1.4 is amended to insert “Restricted Subsidiaries and” immediately prior to the reference to “Unrestricted Subsidiaries set forth in clause (ii) thereof.

(c) Section 8.1(d) is amended and restated, as follows:

“(d) Borrowing Base Mandatory Prepayments. If the amount equal to the Aggregate Revolving Credit Exposure exceeds the amount equal to the Borrowing Base by more than $10,000,000 at any time, then the Company shall, no later than 2 Business Days after obtaining knowledge thereof, deliver an Officer’s Certificate to the holders of Notes (notifying the holders of Notes thereof and certifying the amount of such excess, accompanied by a revised Borrowing Base Certificate). Unless within 5 Business Days after receipt of such Officer’s Certificate the Required Holders shall have notified the Company of the Required Holders’ election to forego prepayment, then on the date that is 7 Business Days after the date on which the Company shall have delivered such Officer’s Certificate to the holders of Notes the Company shall prepay the Notes in an amount equal to the Ratable Share of the amount of such excess (or such lesser principal amount as shall then be outstanding), applied ratably between the 2010 Notes and the 2011 Notes, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.”

(d) Section 9.10 is amended to delete the reference to “minimum aggregate commitments” and to replace such reference with “minimum aggregate revolving commitments.”

(e) Section 10.1 is amended: (i) to delete the reference to “February 8, 2010” in clause (v) of the first sentence thereof and to replace such reference with “the Amendment No. 2 Effective Date;” and (ii) to delete the reference to “Aggregate Outstanding Revolving Credit Exposure” in the final sentence thereof and to replace such reference with “Aggregate Revolving Credit Exposure.”

(f) Section 10.3.5 is amended to delete “during the term of this Agreement” and to replace such language with “on and after the Amendment No. 2 Effective Date.”

(g) Section 10.4 is amended and restated, as follows:

“10.4 Investments and Acquisitions. The Company will not, nor will it permit any Restricted Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, or other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:

10.4.1(i) Cash Equivalent Investments, (ii) any Permitted Indebtedness Hedge, and (iii) other Investments described in Schedule 10.4.1;

10.4.2 existing Investments in Restricted Subsidiaries and other Investments in existence on the date hereof and described in Schedule 10.4.2;

10.4.3 investments in Rate Management Transactions to the extent permitted under Section 10.5.3;

10.4.4 Acquisitions meeting the following requirements or otherwise approved by the Required Holders (each such Acquisition constituting a “Permitted Acquisition”):

(i) as of the date of the consummation of such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Permitted Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Permitted Acquisition;

(ii) such Permitted Acquisition is consummated pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Permitted Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii) the business to be acquired in such Permitted Acquisition is similar or related to one or more of the lines of business in which the Company and its Subsidiaries are engaged on the Closing Date;

(iv) as of the date of the consummation of such Permitted Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(v) the aggregate Purchase Price for all such Permitted Acquisitions after the Amendment No. 2 Effective Date shall not exceed $225,000,000, provided that the Purchase Price for any single Permitted Acquisition shall not exceed $75,000,000;

(vi) the Company shall have notified the holders of the Notes at least 5 Business Days (or such shorter period as may be agreed by the Required Holders) prior to the anticipated closing date of any such Permitted Acquisition;

(vii) if requested by the Required Holders, prior to the consummation of such Permitted Acquisition, the Company shall have delivered to the holders of Notes a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Restricted Subsidiaries (the “Acquisition Pro Forma”), based on the Company’s most recent financial statements delivered pursuant to Section 7.1.1 (using, to the extent available, historical financial statements for such entity provided by the seller(s)) which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Restricted Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the funding of all extensions of credit in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Company would have been in compliance with the financial covenants set forth in Sections 10.12 and 10.13 for the period of four fiscal quarters reflected in the compliance certificate most recently delivered to the holders of Notes pursuant to Section 7.1.4 prior to the consummation of such

Permitted Acquisition (giving effect to such Permitted Acquisition and all extensions of credit funded in connection therewith as if made on the first day of such period); provided, however, that no such compliance with Section 10.12 is required to be demonstrated in such Acquisition Pro Forma for an Acquisition which is either (x) solely a purchase of assets or (y) an acquisition of an entity or a going business for which no financial statements are available; and

(viii) if requested by the Required Holders, prior to each such Permitted Acquisition, the Company shall deliver to the holders of Notes a documentation, information and certification package in form reasonably acceptable to the Required Holders and demonstrating conformity with the applicable Acquisition Pro Forma and sufficient to describe the assets and Persons being acquired, including, without limitation:

(A) a near-final version (with no further material amendments to be made thereto) of the acquisition agreement for such Permitted Acquisition together with drafts of the material schedules thereto;

(B) a near-final version (with no further material amendments to be made thereto) of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Permitted Acquisition; and

(C) such other documents or information as shall be reasonably requested by the Required Holders in connection with such Permitted Acquisition;

10.4.5 a Permitted Restructuring;

10.4.6 creation of, or Investment in, a Restricted Subsidiary (other than (i) a Blocked Propel Subsidiary and (ii) a Foreign Subsidiary that is not a Credit Party) and in respect of which the Company has otherwise complied with Sections 9.7 and 9.8, provided that in the case of any investments in any Subsidiaries of Propel Acquisition LLC, such investment shall be permitted only to the extent that, after giving effect to such investment, (i) no Default shall exist and be continuing and (ii) the Company shall be in compliance with Sections 10.12 and 10.13 on a pro-forma basis as if the Investment occurred on the first day of the applicable period being tested pursuant to such Sections and 10.5.16;

10.4.7 Investments constituting Indebtedness permitted by Section 10.5.5 or Section 10.5.16;

10.4.8 Investments by a Credit Party in another Credit Party;

10.4.9 Minority Investments of the Company or its Restricted Subsidiaries, so long as (A) the aggregate Investment permitted under this Section 10.4.9 in any single Person shall not exceed $20,000,000 at any time outstanding and (B) the aggregate for all Investments permitted by this Section 10.4.9 shall not at any time exceed $60,000,000;

10.4.10 Permitted Foreign Subsidiary Investment/Loans; provided that the aggregate amount of Investments made pursuant to this Section 10.4.10 shall not exceed $150,000,000 in any fiscal year of the Company; and

10.4.11 Investments in Unrestricted Subsidiaries and Blocked Propel Subsidiaries, provided that such Investments made on or after the Amendment No. 2 Effective Date shall not exceed in the aggregate at any time $200,000,000 less the aggregate outstanding Investments made pursuant to Section 10.4.9.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.4, such amount shall be deemed to be the Fair Market Value of such Investment when made, purchased or acquired less any amount realized by the Company or a Restricted Subsidiary in respect of such Investment upon the sale, collection or return of capital, including by way of a Subsidiary Redesignation after the Investment therein (in any case, not to exceed the original amount invested).”

(h) Section 10.5 is amended (i) to delete the term “$300,000,000” set forth in clause 10.5.15 thereof and to replace such term with “$450,000,000;” and (ii) to delete the term “$300,000,000” set forth in clause 10.5.16 thereof and to replace such term with “$400,000,000.”

(i) Section 10.12.2 (Minimum Net Worth) is amended to delete the reference to “Section 10.1(v)(A)” at the end thereof and to replace such reference with a reference to “Section 10.1(v).”

(j) Section 10.14 (Capital Expenditures) is amended to delete the term “$20,000,000” and to replace such term with “$30,000,000.”

(k) Section 10.15 (Rentals) is amended to delete the language “$15,000,000 for any fiscal year” and to replace such language with “$20,000,000 for any fiscal year of the Company.”

(l) Section 10.17 (Acquisitions of Receivables Portfolios) is amended to delete the language “the lesser of (i) 50% of Consolidated Tangible Net Worth as of the Company’s most recently ended fiscal quarter and based on the financial statements of the Company delivered hereunder for such fiscal quarter and (ii).”

(m) Schedule B of the Note Agreement is amended to delete the definitions for “Adjusted Available Aggregate Revolving Loan Commitment,” “Aggregate Outstanding Revolving Credit Exposure,” “Asset Acceptance Acquisition,” “Asset Acceptance Merger Agreement,” “Consolidated Tangible Net Worth” and “Propel Principal Collections.”

(n) Schedule B of the Note Agreement is amended to insert the following new definitions (in their proper alphabetical order) or to amend and restate the following existing definitions, as applicable:

““Acquisition” means any transaction or any series of related transactions, other than a Permitted Restructuring or purchases or acquisitions of Receivables Portfolios in the ordinary course of business, consummated on or after the Closing Date, by which the Company or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person; provided, however, that the following shall not be considered an “Acquisition”: (a) any asset purchase consisting solely of Receivables Portfolios; (b) the purchase of equity interests of an entity (1) the assets of which consist solely of Receivables and other Immaterial Assets which are used by such entity in connection with managing such receivables, (2) which conducts no business other than managing the Receivables held by such entity, and (3) which has no Indebtedness; (c) any asset purchase by one or more Subsidiaries of Propel Acquisition LLC consisting solely of Tax Liens; and (d) the purchase of equity interests by any Subsidiary of Propel Acquisition LLC of an entity (1) the assets of which consist solely of Tax Liens and other Immaterial Assets which are used by such entity in connection with managing such Tax Liens, (2) which conducts no business other than managing the Tax Liens held by such entity, and (3) which has no Indebtedness.

“Adjusted Operating Expenses” means, for any period of determination, total operating expenses related to the portfolio purchasing and recovery business of the Company and its Subsidiaries for such period calculated in accordance with Agreement Accounting Principles minus stock-based compensation expense, operating expenses related to non-portfolio purchasing and recovery business (including operating expenses related to the tax lien business of the Company and its Subsidiaries and other non-reportable operating segments, corporate overhead related to the management of such operating segments, and merger and acquisition activities), one-time charges, and acquisition and integration related operating expenses for such period.

“Advance Rate” means, for the period commencing on November 5, 2012 to the first Advance Rate Measurement Date, 33%, and, thereafter, for the period from (but not including) each Advance Rate Measurement Date to the immediately succeeding Advance Rate Measurement Date, the percentage obtained by subtracting from the Advance Rate in effect immediately prior to the first day of such period the difference (the “Cost Differential”, and which may be a positive or negative number) between:

(a) the average Cost to Collect for the most recent four consecutive fiscal quarters (for which financial statements have been delivered in accordance with Section 7.1.1 or Section 7.1.2) ending on or before such Advance Rate Measurement Date; and

(b) the average Cost to Collect for the most recent four consecutive fiscal quarters (for which financial statements have been delivered in accordance with Section 7.1.1 or Section 7.1.2) ending on or before the Advance Rate Measurement Date immediately preceding such Advance Rate Measurement Date;

provided that if the resulting Cost Differential includes a fractional amount, the fractional portion thereof shall be ignored when determining the Cost Differential on the applicable Advance Rate Measurement Date but shall be added (or subtracted, as applicable) to the

Cost Differential obtained on the following Advance Rate Measurement Date (with any resulting fractional portion again being ignored and added (or subtracted, as applicable) subsequently); provided further that, except as set forth in the immediately following proviso, in no event shall the Advance Rate ever be lower than 30% or higher than 35% and provided further that the Advance Rate to be applied with respect to the Estimated Remaining Collections from Debtor Receivables shall in all events be 55%. The Company shall set forth in reasonable detail the calculations of the Advance Rate on each compliance certificate delivered pursuant to Section 7.1.4.

“Aggregate Revolving Commitment” has the meaning specified in the Credit Agreement as of the Amendment No. 2 Effective Date.

“Aggregate Revolving Credit Exposure” has the meaning specified in the Credit Agreement as of the date hereof.

“Amendment No. 2 Effective Date” means February 25, 2014.

“Amortized Collections” means, for any period, the aggregate amount of collections from receivable portfolios (including that portion attributable to sales of receivables) of the Company and its Restricted Subsidiaries (including Propel Acquisition LLC and its Restricted Subsidiaries with respect to receivables secured by tax liens) calculated on a consolidated basis for such period, in accordance with Agreement Accounting Principles, that are not included in consolidated revenues by reason of the application of such collections to principal of such receivable portfolios (for purposes of illustration only, the Amortized Collections have been most recently identified in the amount of (i) $534,654,000 as the “Amount applied to principal on receivable portfolios” in the Company’s Non-GAAP Disclosure section of Management Discussion & Analysis plus (ii) $70,573,000 as the “Collections applied to receivables secured by tax liens” in the Company’s Consolidated Statement of Cash Flows, in each case, for the period ended December 31, 2013 as reflected in the Company’s Form 10-K for such period).

“Asset Sale” means, with respect to the Company or any Restricted Subsidiary, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a Sale and Leaseback Transaction, and including the sale or other transfer of any of the capital stock or other equity interests of such Person or any Restricted Subsidiary of such Person) to any Person other than the Company or any of its Wholly-Owned Subsidiaries other than (i) the sale of Receivables in the ordinary course of business, (ii) the sale or other disposition of any obsolete, excess, damaged or worn-out Equipment disposed of in the ordinary course of business, (iii) leases of assets in the ordinary course of business consistent with past practice, and (iv) from and after the Amendment No. 2 Effective Date, sales or dispositions of assets outside the ordinary course of business with an aggregate fair market value not to exceed $20,000,000.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with Agreement Accounting Principles, but excluding, solely for the fiscal year of the Company in which each Acquisition is consummated, any such expenditures of any Person or business acquired pursuant to such Acquisition.

“Cost to Collect” means, with respect to any period of determination, the ratio (expressed as a percentage) of Adjusted Operating Expenses for such period divided by the amount of domestic cash collections related to the portfolio purchasing and recovery business of the Company and its Restricted Subsidiaries during such period.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 25, 2014, by and among the Company, the Lenders and the other Persons party thereto and SunTrust Bank, as administrative agent thereunder, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Equipment Financing Transactions” means the secured equipment financing arrangements entered into by any Credit Party in the ordinary course of business from time to time.

“Immaterial Assets” means (a) any tangible assets acquired in a Permitted Acquisition so long as such tangible assets do not constitute more than 5.0% of the Purchase Price for such Permitted Acquisition, and (b) Intangible Assets acquired in such Permitted Acquisition.

“Intellectual Property Security Agreements” means the second amended and restated intellectual property security agreements executed by the applicable Credit Parties on November 5, 2012 and such intellectual property security agreements as any Credit Party may from time to time after such date make in favor of the Collateral Agent for the benefit of the Secured Parties, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of November 5, 2012, among the Collateral Agent, the holders of the Notes and the Agent named therein, as amended, restated, supplemented or otherwise modified from time to time.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees made in the ordinary course of business), extension of credit (other than Accounts arising in the ordinary course of business, but including Contingent Obligations with respect to any obligation or liability of another Person) or contribution of capital by such Person; stocks, bonds, mutual funds, limited liability company interests, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; provided, however, that the following shall not be considered an “Investment”: (a) the purchase of equity interests of an entity (1) the assets of which consist solely of Receivables and other Immaterial Assets which are used by such entity in connection with managing such Receivables, (2) which conducts no business other than managing the Receivables held by such entity, and (3) which has no Indebtedness; (b) the purchase of equity interests by any Subsidiary of Propel Acquisition LLC of an entity (1) the assets of which consist solely of Tax Liens and other Immaterial Assets which are used by such entity in connection with managing such Tax Liens, (2) which conducts no business other than managing the Tax Liens held by such entity, and (3) which has no Indebtedness; and (c) Permitted Restructurings.

“Mandatory Credit Agreement Prepayment” means any mandatory prepayment or repayment required to be made on any term facility or revolving credit facility under the Credit Agreement, other than (i) those in effect on the Amendment No. 2 Effective Date, and (ii) the requirement to repay the outstanding principal amount of all revolving loans under the Credit Agreement on the Revolving Commitment Termination Date (as defined in the Credit Agreement on the date hereof), as the scheduled Revolving Commitment Termination Date may be extended from time to time hereafter.

“Permitted Foreign Subsidiary Non-Recourse Indebtedness” means Indebtedness of Foreign Subsidiaries, provided that (a) no Default or Event of Default exists at the time of or immediately after giving effect to the incurrence of such Indebtedness, (b) such Indebtedness is non-recourse at all times to the Company, the Guarantors and the Domestic Subsidiaries, (c) such Indebtedness does not benefit at any time from any direct or indirect guaranties or other credit support from the Company, any Guarantor or any Domestic Subsidiary, and (d) the total principal amount outstanding of such Indebtedness does not exceed 40% of Consolidated Net Worth at any time.

“Pledge and Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of November 5, 2012, by and between the Credit Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Propel Indebtedness” means the Indebtedness incurred by Propel Acquisition LLC and one or more Subsidiaries of Propel Acquisition LLC in connection with the Propel Acquisition and the on-going financing of the operations and business of Propel Acquisition LLC and such Subsidiaries of Propel Acquisition LLC.”

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (the date on which each of which has been satisfied or waived in writing being referred to in this Amendment as the “Effective Date”): (a) the Noteholders shall have received (i) counterparts of this Amendment, duly executed by the Company and the Required Holders, and the Consent and Reaffirmation attached hereto duly executed by the Guarantors, (ii) a fully executed copy of the Credit Agreement (or an amendment thereto), which shall be in form and substance reasonably satisfactory to the Required Holders, (iii) their ratable share of an amendment fee equal to 10 basis points multiplied by the aggregate principal amount of the Notes outstanding on the date hereof, and (iv) such other opinions, instruments and documents as are reasonably requested by the Noteholders; and (b) the Company shall have paid, to the extent invoiced, all fees and expenses of the Noteholders (including attorneys’ fees and expenses) in connection with this Amendment and the other Transaction Documents.

3. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) This Amendment and the Note Agreement as amended hereby constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Event of Default and (ii) the representations and warranties contained in Section 5 of the Note Agreement are true and correct, except for representations and warranties made with reference solely to an earlier date, which are true and correct as of such earlier date.

4. Reference to and Effect on the Note Agreement.

(a) Upon the effectiveness hereof, each reference to the Note Agreement in the Note Agreement or any other Transaction Document shall mean and be a reference to the Note Agreement as amended hereby.

(b) Except as specifically amended above, the Note Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Other than as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Noteholders, nor constitute a waiver of any provision of the Note Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d) This Amendment shall constitute a “Transaction Document.”

5. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

ENCORE CAPITAL GROUP, INC.

By:	/s/ Kenneth A. Vecchione
Name:	Kenneth A. Vecchione
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 2

Encore Capital Group, Inc.

Second Amended and Restated Senior Secured Note Purchase Agreement dated as of May 9, 2013

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Jay S. White
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Jay S. White
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., investment manager

By:	/s/ Jay S. White
Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc., investment manager

By:	/s/ Jay S. White
Vice President

Signature Page to Amendment No. 2

Encore Capital Group, Inc.

Second Amended and Restated Senior Secured Note Purchase Agreement dated as of May 9, 2013

CONSENT AND REAFFIRMATION

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 2 to the Second Amended and Restated Senior Secured Note Agreement dated as of May 9, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”) by and between Encore Capital Group, Inc. (the “Company”) and the holders of Notes party thereto (the “Noteholders”), which Amendment No. 2 is dated as of February 25, 2014 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Note Agreement. Without in any way establishing a course of dealing by any Noteholder, each of the undersigned agrees to be bound by its obligations under Section 1 of the Amendment and consents to the Amendment and reaffirms the terms and conditions of the Multiparty Guaranty, the Pledge and Security Agreement and any other Transaction Document executed by it and acknowledges and agrees that such agreement and each and every such Transaction Document executed by the undersigned in connection with the Note Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

All references to the Note Agreement contained in the above-referenced documents shall be a reference to the Note Agreement as modified by the Amendment and as each of the same may from time to time hereafter be amended, modified or restated.

Dated: February 25, 2014

[Signature Page Follows]

MIDLAND CREDIT MANAGEMENT, INC.		PROPEL ACQUISITION LLC

By:	/s/ Kenneth A. Vecchione	By:	/s/ Kenneth A. Vecchione
Name:	Kenneth A. Vecchione	Name:	Kenneth A. Vecchione
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

MIDLAND PORTFOLIO SERVICES, INC.		MIDLAND FUNDING LLC

By:	/s/ Kenneth A. Vecchione	By:	/s/ Kenneth A. Vecchione
Name:	Kenneth A. Vecchione	Name:	Kenneth A. Vecchione
Title:	President	Title:	President

MIDLAND INDIA LLC		MIDLAND INTERNATIONAL LLC

By:	/s/ Glen V. Freter	By:	/s/ Kenneth A. Vecchione
Name:	Glen V. Freter	Name:	Kenneth A. Vecchione
Title:	Treasurer	Title:	President

MIDLAND FUNDING NCC-2 CORPORATION		MRC RECEIVABLES CORPORATION

By:	/s/ Kenneth A. Vecchione	By:	/s/ Kenneth A. Vecchione
Name:	Kenneth A. Vecchione	Name:	Kenneth A. Vecchione
Title:	President	Title:	President

PROPEL FUNDING LLC		ASSET ACCEPTANCE CAPITAL CORP.

By:	/s/ Kenneth A. Vecchione	By:	/s/ Kenneth A. Vecchione
Name:	Kenneth A. Vecchione	Name:	Kenneth A. Vecchione
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

ASSET ACCEPTANCE RECOVERY SERVICES, LLC		ASSET ACCEPTANCE SOLUTIONS GROUP, LLC

By:	/s/ Ryan Stanley	By:	/s/ Ryan Stanley
Name:	Ryan Stanley	Name:	Ryan Stanley
Title:	Vice President and General Manager	Title:	Vice President and General Manager

ASSET ACCEPTANCE, LLC		LEGAL RECOVERY SOLUTIONS, LLC

By:	/s/ Ryan Stanley	By:	/s/ Ryan Stanley
Name:	Ryan Stanley	Name:	Ryan Stanley
Title:	Vice President and General Manager	Title:	Vice President and General Manager

Signature Page to Consent and Reaffirmation

Amendment No. 2

Encore Capital Group, Inc.

Second Amended and Restated Senior Secured Note Purchase Agreement dated as of May 9, 2013